UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 2, 2012

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MECHANICAL TECHNOLOGY, INCORPORATED

(Exact name of registrant as specified in charter)

New York	0-6890	14-1462255
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 Washington Avenue Extension, Albany, New York 12205

(Address of Principal Executive Offices) (Zip Code)

(518) 218-2550

(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Stock Option Grants

On July 2, 2012, the Governance, Compensation and Nominating Committee (the “Committee”) of the Board of Directors of Mechanical Technology, Incorporated (the “Company”) granted Kevin G. Lynch, the Company’s newest board member, options for 25,000 shares of the Company’s common stock and each of the remaining non-employee directors options for 12,500 shares of common stock.  The director stock options have an exercise price equal to the closing price on July 2, 2012.  Twenty-five percent of each award shall be exercisable on each of the first four anniversaries of the date of the award. All terms and conditions shall be in accordance with the 2012 Equity Incentive Plan.

NEO Bonus Targets for 2012 and Stock Option Grants

On July 2, 2012, the Committee of the Board of Directors established target bonuses for Peng Lim, the Company’s Chief Executive Officer.  Mr. Lim will be eligible for a bonus of $50,000 if the Company achieves certain profitability for the year ending December 31, 2012.  In addition, Mr. Lim will be eligible to receive an additional bonus of up to twelve and one-half percent of the Company’s operating income before taxes for the year ending December 31, 2012, not to exceed fifty percent of his base salary. Payment of all bonus awards is conditioned on managements conforming to a long range corporate plan approved by the Board. In addition to the foregoing, Mr. Lim will be eligible to receive an additional bonus amount of up to twenty-five percent of base salary if the Company completes a strategic agreement relating to MTI MicroFuel Cells Incorporated.

The Committee also granted Mr. Lim options for 50,000 shares of stock and Mr. Rick Jones, the Company’s Chief Financial Officer, options for 25,000 shares of stock.  The stock options have an exercise price equal to the closing price on July 2, 2012.  Twenty-five percent of each award shall be exercisable on each of the first four anniversaries of the date of the award.  All terms and conditions shall be in accordance with the 2012 Equity Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MECHANICAL TECHNOLOGY, INCORPORATED
Date: July 9, 2012	By:	/s/ Peng K. Lim
	Name:	Peng K. Lim
	Title:	Chairman and Chief Executive Officer